EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 333-43426 on Form S-3, effective August 10, 2000 and No. 333-46860 on Form S-8, effective September 28, 2000) of Peoples Bancorp of North Carolina, Inc. of our reports dated March 14, 2019, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of Peoples Bancorp of North Carolina, Inc., appearing in this Annual Report on Form 10-K of Peoples Bancorp of North Carolina, Inc. for the year ended December 31, 2018.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina
March 14, 2019